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FIRST                                                                    10.2(c)
UNION

                                 PROMISSORY NOTE



$15,000,000.00                                       September 23, 1996

TECHFORCE CORPORATION
15950 Bay Vista Drive, Suite 340
Clearwater, Florida 34620

TECHFORCE UK LIMITED
15950 Bay Vista Drive, Suite 340
Clearwater, Florida 34620
(Individually and collectively "Borrower")

First Union National Bank of Florida
Post Office Box 740502
Atlanta, Georgia 30374-0502
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of FIFTEEN MILLION AND NO/100------------ Dollars ($15,000,000.00) or such sum as may be advanced from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

INTEREST RATE DEFINITIONS.

LIBOR Rate. 1-month LIBOR Rate plus 1.5% (150 basis points) ("LIBOR-Based Rate"). "LIBOR" is the rate (rounded to the next higher 1/100 of 1%) for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source of interbank quotation), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve. "LIBOR Reserve" is the maximum percentage reserve requirement (rounded to the next higher 1/100 of 1% and expressed as a decimal) in effect for any day during the Interest Period under the Federal Reserve Board's Regulation D for Eurocurrency Liabilities as defined therein.

Prime Rate. The rate of Bank's Prime Rate as that rate may change from time to time with changes to occur on the date Bank's Prime Rate changes ("Prime-Based Rate"). Bank's Prime Rate shall be that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

INTEREST RATE TO BE APPLIED. Interest Rate. Subject to the provisions hereof, the unpaid principal balance of this Note shall bear interest from the date hereof at the LIBOR-Based Rate, as determined by Bank prior to the commencement of each consecutive interest period of 1 month; (each an "Interest Period") during the term of the Note ("Interest Rate"). Upon determination by Bank of the Interest Rate for any Interest Period, such Interest Rate shall remain in effect, subject to the provisions hereof, for the entire Interest Period until redetermined as provided above for the next successive Interest Period.

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Default Rate.  In addition to all other rights contained in this Note, if a
Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Prime-Based Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INDEMNIFICATION AND ADDITIONAL COSTS.

Indemnification. Borrower indemnifies Bank against Bank's loss or expense in employing deposits as a consequence (a) of Borrower's failure to make any payment when due under this Note or (b) any payment, prepayment or conversion of any loan on a date other than the last day of the Interest Period ("Indemnified Loss or Expense").

Additional Costs. If, at any time, a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency imposes, increases or modifies any reserve or similar requirement against assets, deposits or credit extended by Bank, or subjects Bank to any tax, duty or other charge (except tax on Bank's net income), and any of the foregoing increase the cost to Bank of maintaining its commitment or reduce the amount of any sum received or receivables by Bank under this Note, within 15 days after demand by Bank, Borrower agrees to pay Bank such additional amounts as will compensate Bank for such increased costs or reductions ("Additional Costs").

Match Funding. The amount of such (a) Indemnified Loss or Expense or (b) Additional Costs outlined above shall be determined, in Bank's sole discretion, based upon the assumption that Bank funded 100% that portion of the loan to which the LIBOR-Based Rate or CD-Based Rate applies respectively in the applicable London interbank or domestic certificate of deposit market.

Unavailability of Interest Rate. If, at any time, (a) Bank shall determine that, by reasons of circumstances affecting foreign exchange and interbank markets generally, LIBOR or CD deposits in the applicable amounts are not being offered to Bank; or (b) a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency shall make it unlawful or impossible for Bank to honor its obligations under this Note, (i) Bank's obligation to make, maintain or convert into a LIBOR-Based Rate shall be suspended; and (ii) the applicable LIBOR-Based Rate shall immediately be converted to the Prime-Based Rate for the remainder of the Interest Period.

INTEREST COMPUTATION. (Actual/360). Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable as set forth hereinbelow. All remaining principal and interest shall be due and payable on or before two
(2) years from the date of this Note, without notice or demand. Provided, advances related to acquisition may be amortized up to five (5) years from the date of the advancement.

Interest shall be payable monthly, commencing the first day of the second month following the date of the Note and on the same day of each month thereafter until the principal is fully paid.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default

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occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, security agreements, security instruments, financing statements, debentures, mortgage instruments, letters of credit and any renewals or modifications, but however, does not include swap agreements as defined in 11 U.S.C. (S) 101 whenever executed.

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. (S) 101 between Borrower and Bank whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

If this Note is secured by owner-occupied residential real property located outside the state in which the office of Bank first shown above is located, the late charge laws of the state where the real property is located shall apply to this Note, or if permitted under the law of that state, 5% of each payment past due for 10 or more days.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

BORROWER'S ACCOUNTS. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations under this Note or any other Loan Documents. False Warranty. A warranty or representation made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note

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proves materially false, or if of a continuing nature, becomes materially false.
Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. (S) 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein; "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower).
Cessation; Bankruptcy. The death of, appointment of guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business or that of its Subsidiaries or Affiliates, if any; (ii) the acquisition of substantially all of Borrower's, any Subsidiary's, or any Affiliate's business or assets, or a material portion (10% or more) of such business or assets if such a sale is outside Borrower's, any Subsidiary's, or any Affiliate's, ordinary course of business, or more than 50% of its outstanding stock or voting power in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower, Subsidiary, or Affiliate enter into any merger or consolidation.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Bank Lien and Set-off. Exercise its right of set-off or to foreclose its security interest or lien against any account of any nature or maturity of Borrower with
Bank without notice.   Acceleration Upon Default.  Accelerate the maturity of
this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL COVENANTS. Borrower, on a consolidated basis, agrees to the following provisions from the date of this Note and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing: Working Capital Advances. The maximum amount outstanding under this note shall be the lesser of 85% of capital Eligible Accounts Receivable plus 90% of the net present value of Eligible Leases (capped in the aggregate at $3,000,000.00), or $15,000,000.00. Eligible Accounts Receivable. Eligible Accounts Receivable shall be defined as accounts receivable aged ninety (90) days or less, as evidenced by a monthly Borrowing Base Certificate and Accounts Receivable Aging Summary. AT&T Paradyne contra accounts and foreign accounts (excepting Canadian accounts, UK accounts and accounts backed by letters of credit) are considered ineligible accounts. No portion of an account shall be defined as eligible if 50% or more of that account is aged ninety-one (91) days or more. Such Eligible Account shall be an Account Receivable not more than 90 days from the date of the original invoice that arises in the ordinary course of Borrower's business and meets the following eligibility requirements: (a) the sale of goods or services reflected in such account is final and such goods and services have been delivered or provided and accepted by the account debtor and payment for such is owing; (b) the invoices comprising an account are not subject to any claims, returns or disputes of any kind; (c) the account debtor is not insolvent; (d) the account debtor has its principal place of business in the United States (excepting Canadian accounts, UK account and accounts backed by letters of credit); (e) the account debtor is not an affiliate of Borrower and is not a supplier to Borrower and the account is not otherwise exposed to risk of set-off; (f) not more than thirty percent of the original invoices owing Borrower by the account debtor are more than ninety days from the date of the original invoice. Eligible Leases. Eligible Leases shall be defined as leases aged one hundred eighty (180) days or less and on which payment is thirty (30) days or less past due, as evidenced by a monthly Borrowing Base Certificate and Aging Summary for leases. Leases with a term exceeding thirty-six (36) months are considered

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ineligible leases unless preapproved by the Bank. Senior Debt/EBITDA. Beginning
December 31, 1996, and measured quarterly thereafter, Senior Debt at quarter end shall not exceed 2.50 times EBITDA for the most recent twelve (12) month period. Limitation on debt. Borrower shall not create, assume or become liable for any debt, except for purchase money security interests. Loans and Advances. Borrower shall not make loans or advances, excepting ordinary course of business travel and expense advances, to any person or entity, which total more than $50,000.00 in the aggregate.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, a report on Form 10-K, an inventory report and a budget for the coming year; all on a consolidated and consolidating basis and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or its Subsidiaries, if any. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

MONTHLY FINANCIAL INFORMATION. Borrower shall deliver to the Bank, monthly, a Borrowing Base Certificate, Summary Aging Reports and Aging Summary for Leases, which Certificate and Reports shall be due by the fifteenth (15th) of the following month.

QUARTERLY FINANCIAL INFORMATION. Borrower shall deliver to the Bank, quarterly, a Covenant Compliance Certificate, certified by the Comptroller, and Accounts Receivable Detailed Aged Trial Balance, both of which shall be due by the fifteenth (15th) of the month following the end of the quarter. The Borrower shall deliver to the Bank its reports on Form 10-Q, which shall be due within fifteen (15) days of its filing.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any person liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

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MISCELLANEOUS PROVISIONS.  Assignment.  This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the State of Florida without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the State of Florida. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address at 410 Central Avenue, St. Petersburg,
Florida 33701 or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each Borrower is jointly and severally obligated under this Note. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Note and other Loan Documents ("Disputes") between or among parties to this Note shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Note.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq. of the
                                                       -------
Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed

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attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

PRESERVATION AND LIMITATION OF REMEDIES. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

DELIVERY AND ACCEPTANCE.  This Note was executed, delivered and accepted between
the Borrower and the Bank at           Atlanta, Georgia
                            ----------------------------------------------------

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

               TECHFORCE CORPORATION
               Taxpayer Identification Number:


CORPORATE      By: /s/ Jerrel W. Kee
SEAL               --------------------------------------
                  , President

               TECHFORCE UK LIMITED
               Taxpayer Identification Number:


CORPORATE      By: /s/ Mark Henderson
SEAL               --------------------------------------
                  , President

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